Exhibit 99.1

Modivcare Announces Resignation of Stacy Saal from Board of Directors

DENVER – October 27, 2023 – Modivcare Inc. (the “Company” or “Modivcare”) (Nasdaq: MODV), a technology-enabled healthcare services company that provides a platform of integrated supportive care solutions focused on improving health outcomes, today announced that Stacy Saal has stepped down from the Board of Directors in order to dedicate more time to her new professional endeavors.

“We are grateful for Stacy’s contributions to Modivcare and we wish her the best as she turns to her next chapter and pursues a number of exciting projects,” said Chris Shackelton, Chairman of Modivcare’s Board of Directors. “From her first day on the Board, Stacy was dedicated to driving value for shareholders. The experience, diligence, and intellect she brought to the Company made us better, and she will be missed.”

As a result of Ms. Saal’s resignation, the Board of Directors has decreased the size of the Board from ten to nine directors.

About Modivcare

Modivcare Inc. (Nasdaq: MODV) is a technology-enabled healthcare services company that provides a platform of integrated supportive care solutions for public and private payors and their members. Our value-based solutions address the social determinants of health (SDoH), enable greater access to care, reduce costs, and improve outcomes. We are a leading provider of non-emergency medical transportation (NEMT), personal care and remote patient monitoring. To learn more about Modivcare, please visit www.modivcare.com.

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Kevin Ellich
Vice President, Head of Investor Relations
Kevin.ellich@modivcare.com